UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 11, 2021

 TEAM, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (281) 331-6154
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.30 par value	TISI	New York Stock Exchange
Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Explanatory Note

This Amendment No.1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K of Team, Inc. (the “Company”) filed on January 15, 2021 (the “Original Filing”) to supplement Item 5.02 of the Original Filing. The Amendment does not otherwise amend or change any other disclosure contained in the Original Filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported by TEAM, Inc. (the “Company”) in its Current Report on Form 8-K dated January 15, 2021, effective January 18, 2021, Grant Roscoe, President – Operations, has agreed to transition out of his current role and to serve as an advisor to the Company in connection with the Company’s announced strategic reorganization. As previously announced, Mr. Roscoe will remain with the Company in such an advisory capacity through March 15, 2021.

In connection with the transition roles for Mr. Roscoe and his eventual departure from TEAM, the Company and Mr. Roscoe have entered into a Transition, Severance, and Release Agreement (the “Severance Agreement”) dated effective as of January 15, 2021.

The Severance Agreement provides for Mr. Roscoe’s continued employment as an at-will employee of the Company in the role of Special Advisor to the Chief Executive Officer, or any other role as directed by the Chief Executive Officer, and to provide transition services to the Company until Mr. Roscoe’s last day of employment on March 15, 2021. The Company will pay Mr. Roscoe (i) his current base salary until his last day of employment, and (ii) severance pay in the amount of $531,250 following his last day of employment, with such severance payment to be paid in equal installments over a 15 month period, all pursuant to the Team, Inc. Corporate Executive Officer Compensation and Benefits Continuation Policy (the “Severance Policy”).

Under the Severance Agreement, Mr. Roscoe will receive a lump sum payment of $20,500 on the 60th day following his last day of employment, which represents $5,000 in lieu of outplacement services and $15,500 to cover continuing healthcare, each as provided for in the Severance Policy. The Severance Agreement further provides that if Mr. Roscoe meets all terms and conditions of the Company’s annual incentive compensation program applicable to him including continued employment through March 15, 2021, and he achieves his requisite performance goals as established and determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, Mr. Roscoe will receive the amount of the 2020 calendar year incentive payment achieved, if any, at or around the same time as such payments are made to similarly situated executives of the Company under the same incentive compensation program. Further, provided Mr. Roscoe remains employed by the Company through March 15, 2021, he will continue to vest in the unvested performance restricted stock units issued pursuant to the Performance Award Agreements dated March 15, 2019 and remain eligible to receive any award earned thereunder and approved by the Committee, in its sole discretion. The Severance Agreement further provides that the unvested time-based restricted stock units previously awarded to Mr. Roscoe pursuant to certain of the Company’s stock incentive plans will continue to vest and delivery of the underlying shares will occur in accordance with the original vesting schedules (as set forth in the Severance Agreement).

In addition, the Severance Agreement contains a customary release of claims in favor of the Company and an agreement by Mr. Roscoe not to compete with the Company or solicit any of its employees or customers for a period of two years following the end of his employment with the Company, and all terms are subject to the compliance by Mr. Roscoe of his Employee Obligations (as defined in the Severance Agreement).

Item 9.01. Financial Statements and Exhibits

(d)        Exhibits. The following exhibit is furnished as part of Item 5.02 of this Current Report on Form 8-K/A:

Exhibit number	Description

99.1*	Team Inc’s Press Release issued January 14, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Furnished in the Original Filing

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ Susan M. Ball
Susan M. Ball
Executive Vice President, Chief Financial Officer and Treasurer
Dated: February 4, 2021